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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this Registration Statement of Maxtor
Corporation on Form S-1 (File No.           ) of our report dated February 3,
1998, except for Notes 7 and 10 for which the date is April 9, 1998, Note 14, and the ninth paragraphs of Notes 1 and 7, for which the date is June 3, 1998, which includes an emphasis of a matter related to the Company's ultimate parent; Hyundai Electronics Industries, Co., Ltd., on our audits of the consolidated financial statements and schedule of Maxtor Corporation. We also consent to the references to our firm under the captions "Experts" and "Selected Financial Date."

                                          COOPERS & LYBRAND L.L.P.

                                          /s/ Coopers & Lybrand L.L.P.

San Jose, California
June 4, 1998